Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Samuel Cypert 313-792-6646

MASCO CORPORATION RECOMMENDS STOCKHOLDERS TO
REJECT UNSOLICITED, BELOW-MARKET “MINI-TENDER“ OFFER

        Taylor, Michigan (January 13, 2003) – Masco Corporation (NYSE:MAS) today strongly recommended stockholders to reject an unsolicited below-market "mini-tender" offer for up to 5,000,000 common shares or approximately one percent of Masco’s outstanding common stock by a Canadian firm named TRC Capital Corporation (“TRC”). Masco received notification of the below-market offer, which is being made at the cash price of $18.75 per share, on January 9, 2003. The offer is 5.78 percent below the closing price of Masco stock on the date of the offer.

        Mini-tender offers, which typically seek less than five percent of a company’s common stock – thereby avoiding many disclosure requirements of the Securities and Exchange Commission – are the subject of an SEC bulletin, which is available on the SEC website: http://www.sec.gov/investor/pubs/minitend.htm. That bulletin states that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Later, the bulletin says, “with most mini-tender offers, investors typically feel pressured to tender their shares quickly without having solid information about the tender offer or the people behind it.”

        Masco shareholders are cautioned that TRC has made numerous below-market “mini-tender” offers for other companies’ shares, that TRC offers no assurances that it will have the financial resources to complete the offer, and that TRC can extend the offer and delay payment beyond the scheduled expiration date or amend the offer, including the price.

        Shareholders should also be aware that they will have no withdrawal rights from the scheduled expiration date of February 7, 2003 until February 18, 2003 even if TRC is unable to make payment on the scheduled expiration date and is attempting to obtain funds to pay for the tendered shares.

        Masco shareholders who may have already tendered their shares are advised that they have the right to withdraw their shares by prescribed written notice and procedures at any time prior to the scheduled expiration time of the offer which is 12:00p.m. ET on Friday, February 7, 2003, and in other circumstances as set forth in the TRC’s Offer to Purchase.

        Headquartered in Taylor, Michigan, Masco Corporation is one of the world’s leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.

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Statements in this press release may include certain forward-looking statements regarding Masco’s future sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company’s filings with the Securities and Exchange Commission.